Exhibit 99.1

MEDIA ALERT

For Immediate Release

Globalstar to Participate in Imperial Capital’s 2013 Global Opportunities Conference

Covington, LA, -- (September 19, 2013) – Globalstar, Inc. (OTCBB: GSAT) announced that it will participate in Imperial Capital’s Global Opportunities Conference in New York, NY. Jay Monroe, CEO of Globalstar, Inc. will present at 9:30am EDT on Thursday, September 19, 2013.

A copy of the presentation will be made available in a Form 8-K with the Securities and Exchange Commission.

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further investor information:

LHA

Jody Burfening/Carolyn Capaccio

(212)-838-3777

ccapaccio@lhai.com